EXHIBIT 99.1

FOR IMMEDIATE RELEASE

PLEASE CONTACT:

Chad L. Stephens

405.948.1560

Website: www.panhandleoilandgas.com

PANHANDLE OIL AND GAS INC. ANNOUNCES TWO ACQUISITIONS

OKLAHOMA CITY, Aug. 27, 2020– PANHANDLE OIL AND GAS INC. (NYSE: PHX) (“Panhandle”) today announced that it has agreed to acquire two packages of mineral and royalty assets totaling approximately 795 net royalty acres in the SCOOP and Haynesville plays from Red Stone Resources, LLC (the “Assets”) for $6.9 million (the “Acquisition”) in cash and stock, subject to customary closing adjustments. The purchase price consists of $6.4 million in cash and $0.5 million in Panhandle common stock. Panhandle intends to raise the cash portion of the purchase price through an underwritten public offering of common stock (announced concurrently with this release). The stock issued in connection with the Acquisition will be subject to the same terms and conditions as the other subscribers for the offering. The Board of Directors of Panhandle unanimously approved the Acquisition. The effective date of the Acquisition is June 1, 2020, and it is expected to close in the first fiscal quarter of 2021.

Chad Stephens, President and CEO, said, “This is an outstanding acquisition for Panhandle that fits very well with our stated strategy to grow the company on an accretive basis. These assets are a nice blend of producing properties, near term development opportunities and upside potential in core areas with active drilling programs by high quality and well capitalized operators. It also marks our entry into the Haynesville play of East Texas and Louisiana, which we believe has significant potential and provides good development visibility. I am very proud of the whole Panhandle team for executing this transaction in an extremely challenging environment.”

Acquisition Highlights

-	Estimated reserves of 7.4 Bcfe (10% oil, 3% NGL and 87% natural gas)[1]
-	Current net production 1.1 Mmcfe/d2 (6% oil, 1% NGL and 93% natural gas)
-	Estimated next 12 months production of 625 Mmcfe
-	Estimated next 12 months cash flow of $1.1 million[3]

SCOOP Highlights

-	Approximately 286 net revenue acres in overriding royalty interests in the Springboard area of Grady County, Okla.
-	All 28 sections included in the Acquisition have producing wells and leases held by production.
-	Current net production of 18 boe/d (61% oil)
-	Includes 78 PDP gross wells, 21 gross wells in progress and an estimated 97 gross undrilled locations
-	Two rigs currently running in offsetting sections
-	Key operators include Continental and Marathon

[1]	As of 6/1/2020
[2]	As of 6/1/2020
[3]	Based on Strip Pricing of 7/22/2020

1601 NW Expressway, Suite 1100 ☒ Oklahoma City, OK 73118 ☒ Ph. (405) 948-1560 ☒ Fax (405) 948-1063

Panhandle Oil and Gas Inc. Announces Two Acquisitions …cont.

Haynesville Highlights

-	Approximately 509 net revenue acres in Harrison, Panola, and Nacogdoches counties, Texas
-	Current net production of 1,032 mcf/d (100% natural gas)
-	Includes 23 PDP gross wells, 23 gross wells in progress and an estimated 26 gross undrilled locations
-	Four rigs currently running on the acreage
-	Key operators include Aethon, Comstock and Rockcliff

Panhandle Oil and Gas Inc. (NYSE: PHX) Oklahoma City-based, Panhandle Oil and Gas Inc. is an oil and natural gas mineral company with a strategy to proactively pursue the acquisition of additional minerals in our core areas of focus. Panhandle owns approximately 258,000 net mineral acres principally located in Oklahoma, North Dakota, Texas, New Mexico and Arkansas. Approximately 71% of this mineral count is unleased and undeveloped. Additional information on the Company can be found at www.panhandleoilandgas.com.

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